For Immediate Release
Media Contacts:
Tim Bixby LivePerson, Inc. (212) 609-4200 bixby@liveperson.com	Budd Zuckerman Genesis Select Corp. (303) 415-0200 budd@genesisselect.com

LivePerson Reports Second Quarter Revenue Increase of 57% to $11.7 million

NEW YORK, NY - August 2, 2007 - LivePerson, Inc. (Nasdaq: LPSN), a provider of online conversion solutions, today announced financial results for the second quarter ended June 30, 2007.

Revenue for the second quarter was $11.7 million, a 57% increase from the second quarter of 2006, and a 6% sequential increase versus the first quarter of 2007. Sequential revenue growth was due primarily to strong growth from existing enterprise users of Timpani Sales & Marketing, as well as continued strong performance from the small business product line.

“The second quarter came in right in line with our expectations on a number of key measures,” CEO Robert LoCascio said. “We signed a solid number of new clients, saw decreased enterprise attrition rates, and experienced strong bookings that will support our second half growth expectations.”

LivePerson signed several new blue-chip clients during the quarter including Adobe and National City, as well as:

•	A leading global Internet destination brand,
•	A leading US credit card issuer
•	One of Canada’s leading telecommunication service providers,
•	A leading UK-based credit card issuer, and
•	A leading UK online fashion brand.

We expanded business with several existing customers including:

•	Panasonic,
•	JCWhitney,
•	Verizon Wireless, and
•	a leading regional telecommunication service provider.

Net income for the second quarter of 2007 was $0.9 million or $0.02 per share as compared to net income of $0.4 million or $0.01 per share in the second quarter of 2006, and net income of $0.9 million or $0.02 per share in the first quarter of 2007.

The Company’s effective tax rate in the second quarter was zero resulting from a partial release of the company’s valuation allowance against deferred tax assets based on current estimates of future taxable income.

Earnings before interest, taxes, depreciation, amortization and stock-based compensation (EBITDA) for the second quarter of 2007 was $2.2 million as compared to $1.0 million in the second quarter of 2006 and $2.0 million in the first quarter of 2007.

The difference between EBITDA per share, a non-GAAP measure, and GAAP EPS, is interest, taxes, depreciation, amortization and stock-based compensation. A reconciliation of the differences between EBITDA and the most comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) is located under the heading “Reconciliation of Non-GAAP Financial Information to GAAP” immediately following the Condensed Consolidated Statements of Income included in this press release.

LivePerson considers EBITDA and cash from operations to be important financial indicators of the company's operational strength and the performance of its business. EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table below.

The company’s cash balance increased by $2.6 million or 11% to $26.5 million at June 30, 2007 as compared to March 31, 2007.

Financial Expectations

The company currently expects the following financial results, excluding any impact from the expected acquisition of Kasamba, which is anticipated to close on or around October 1:

•	Revenue of $12.7 - $12.8 million for the third quarter of 2007, or approximately 9%-10% quarterly sequential revenue growth
•	EBITDA of $0.05-$0.06 per share and GAAP EPS of $0.03 for the third quarter of 2007
•	Revenue of $48.5 - $49.5 million for the full year 2007
•	EBITDA of $0.22 - $0.24 per share and GAAP EPS of $0.11 - $0.12 for the full year 2007
•	An effective tax rate of 0% for the full year 2007

These GAAP EPS expectations already include the estimated impact of a change in accounting policy related to adopting SFAS 123(R) as of January 1, 2006. The impact is expected to decrease net income per share by $0.02 and $0.08, for the third quarter and the full year 2007, respectively. This impact may change based upon additional stock option grants, if any, methodology refinement or other factors.

The company expects the following impact from the Kasamba acquisition, assuming the transaction closes on or around October 1:

•	An increase in monthly revenue of approximately $1 million upon closing.
•
A decrease in EBITDA (earnings before interest, taxes, depreciation and amortization) of $0.01 per share in the fourth quarter of 2007, due primarily to the impact of additional share issuances related to the anticipated transaction.

•	A decrease in EPS in the fourth quarter of 2007, due primarily to deal-related amortization and additional stock compensation expense of $0.01-$0.02.

The Kasamba related expectations are unchanged from the company’s announcement on June 25.

LivePerson, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except Share and Per Share Data)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Total revenue	$11,661	$7,416	$22,630	$14,293

Operating expenses:
Cost of revenue	3,105	1,642	5,894	3,103
Product development	2,044	1,018	3,864	1,898
Sales and marketing	3,512	2,856	6,914	5,502
General and administrative	2,057	1,437	4,079	2,939
Amortization of other intangibles	242	232	483	464
Total operating expenses	10,960	7,185	21,234	13,906

Income from operations	701	231	1,396	387

Other income, net	212	170	435	313

Net income	$913	$401	$1,831	$700

Basic net income per common share	$0.02	$0.01	$0.04	$0.02

Diluted net income per common share	$0.02	$0.01	$0.04	$0.02

Weighted average shares outstanding used in basic net
income per common share calculation	43,011,309	38,900,328	42,159,146	38,578,791

Weighted average shares outstanding used in diluted net
income per common share calculation	46,726,357	42,818,687	45,757,843	42,471,432

LivePerson, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP
(In Thousands, Except Share and Per Share Data)
Unaudited

Unaudited Supplemental Data

The following information is not a financial measure under generally accepted accounting principles (GAAP). In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as one measure of our operations. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our results with our results from other reporting periods and with the results of other companies.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income in accordance with generally
accepted accounting principles	$913	$401	$1,831	$700
Add/(less):
(a) Amortization of intangibles	325	232	650	464
(b) Stock-based compensation	898	439	1,712	1,022
(c) Depreciation/Loss on disposal of fixed assets	229	130	438	192
(e) Interest income, net	(212)	(170)	(435)	(313)
EBITDA (1)	$2,153	$1,032	$4,196	$2,065
Diluted EBITDA per common share	$0.05	$0.02	$0.09	$0.05

Weighted average shares used in diluted EBITDA
per common share	46,726,357	42,818,687	45,757,843	42,471,432

EBITDA	$2,153	$1,032	$4,196	$2,065
Add/(less):
Changes in operating assets and liabilities	191	(766)	(386)	(559)
Provision for doubtful accounts	-	-	20	-
Deferred income taxes	(1,054)	-	(2,084)	-
Interest income, net	212	170	435	313
Net cash provided by operating activities	$1,502	$436	$2,181	$1,819

(1) Earnings before interest, taxes, depreciation, amortization and stock-based compensation.

LivePerson, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
Unaudited

	June 30, 2007	December 31, 2006

ASSETS

Current assets:
Cash and cash equivalents	$26,534	$21,729
Accounts receivable, net	5,037	4,269
Prepaid expenses and other current assets	1,302	1,317
Total current assets	32,873	27,315

Property and equipment, net	1,216	1,124
Prepaid expenses	508	-
Intangibles, net	1,990	2,640
Goodwill	18,405	9,673
Deferred tax assets, net	3,479	1,580
Security deposits	272	299
Other assets	790	684
Total assets	$59,533	$43,315

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$419	$813
Accrued expenses	4,212	3,754
Deferred revenue	3,804	3,256
Deferred tax liabilities, net	74	259
Total current liabilities	8,509	8,082

Other liabilities	790	684

Commitments and contingencies

Total stockholders' equity	50,234	34,549
Total liabilities and stockholders' equity	$59,533	$43,315

About LivePerson
LivePerson (Nasdaq: LPSN) is a provider of online conversion solutions. Our hosted software enables companies to identify and proactively engage online visitors—increasing sales, satisfaction and loyalty while reducing service costs. Combining web-interaction technology (chat, email, voice and a self-service knowledgebase) with a deep understanding of consumer behavior and industry best practices, LivePerson’s TimpaniTM platform engages the right customer, at the right time, with the right communications channel. This Engagement Marketing platform creates more relevant, compelling and personalized experiences—converting traffic into revenues, and facilitating real-time sales and customer service. More than 5,000 companies, including EarthLink, Hewlett-Packard, Microsoft, Qwest and Verizon, rely on LivePerson to help maximize the return on their marketing and e-commerce investments. LivePerson is headquartered in New York City.

EBITDA Financial Disclosure
Investors are cautioned that the EBITDA, or earnings before interest, taxes, depreciation, amortization and stock-based compensation, information contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as one measure of our performance. We caution investors that non-GAAP financial information such as EBITDA, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Safe Harbor Provision
Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is routine for our internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we are under no obligation to inform you if they do. Our company policy is generally to provide our expectations only once per quarter, and not to update that information until the next quarter. Actual events or results may differ materially from those contained in the projections or forward-looking statements. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: risks related to the operational integration of acquisitions; risks related to our international operations, particularly our operations in Israel, and the civil and political unrest in that region; our history of losses; potential fluctuations in our quarterly and annual results; impairments to goodwill that result in significant charges to earnings; responding to rapid technological change and changing client preferences; competition in the real-time sales, marketing and customer service solutions market; continued use by our clients of the LivePerson services and their purchase of additional services; technology systems beyond our control and technology-related defects that could disrupt the LivePerson services; risks related to adverse business conditions experienced by our clients; our dependence on key employees; competition for qualified personnel; the impact of new accounting rules, including the requirement to expense stock options; the possible unavailability of financing as and if needed; risks related to protecting our intellectual property rights or potential infringement of the intellectual property rights of third parties; our dependence on the continued use of the Internet as a medium for commerce and the viability of the infrastructure of the Internet; and risks related to the regulation or possible misappropriation of personal information. This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by us with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.